EXHIBIT 10.120

GUARANTEE AGREEMENT

REGARDING

10 MILLION US$ CREDIT FACILITY

                This Agreement is made as of May 6, 1997 by and between Southwall Technologies Inc., a Delaware corporation whose principal business offices are at 1029 Corporation Way, Palo Alto, California 94303 (hereinafter called "Southwall")

and

                Teijin Limited, a Japanese corporation whose registered office is at 6-7, Minami-honmachi 1-chome, Chuo-ku, Osaka 541, Japan (hereinafter called "Teijin").

WITNESSETH:

                WHEREAS, Southwall wishes to obtain a loan facility amounting to Ten Million US Dollars (US$10,000,000, hereinafter called the "LOAN") from The Sanwa Bank, Limited, San Francisco Branch at 444 Market Street, 18th Floor, San Francisco, CA 94111 (hereinafter called "LENDER") and Southwall requests that TEIJIN provide LENDER with a letter of guarantee (hereinafter called "L/G") as an inducement to LENDER to extend a LOAN to Southwall;

                WHEREAS, Teijin is, on the above request from Southwall, willing to issue a L/G to LENDER;

                NOW THEREFORE, the parties hereto have agreed as follows:

ARTICLE 1. LOAN FACILITY

                The summary of the LOAN extended to Southwall by LENDER is described below:

(1)	Date of Credit Agreement by and between Southwall and LENDER:

May 6, 1997

(2)	Principal amount: US$10,000,000.00

(3)	First Draw-Down Date: May 6, 1997, for US$5,000,000.00

Second Draw-Down Date: November 6, 1997, for the balance of the principal amount

(4)	Grace period: Four (4) years after the First Draw-Down Date. During this period, Southwall shall make semi-annual, interest-only payments.

(5)	Repayments: Eight (8) semi-annual equivalent principal repayments, plus accrued interest starting forty-eight (48) months after the First Draw-Down Date.

(6)	Interest rate: The LIBOR Rate, as defined in the Credit Agreement between LENDER and Southwall, plus 0.4375%.

(7)	Prepayment: Southwall may have the right to prepay this LOAN in full or in part, subject to the terms of the Credit Agreement.

(8)	Kind of assurance: L/G issued by Teijin

ARTICLE 2.  L/G & RISK BEARING COMMISSION

2.1

Teijin hereby agrees to submit the L/G to LENDER on the condition that Southwall pays Teijin a risk bearing commission as a Guarantee Fee (hereinafter called "Guarantee Fee") at the rate of 0.5625% per year on the outstanding amount of the principal amount of the LOAN.

2.2	The Guarantee Fee shall be paid in arrears on each Interest Payment Date for the Period commencing either on and including the date of the

First Draw-Down, or on and including the immediately preceding Interest Payment Date up to and including the date immediately preceding such relevant Interest Payment Date.

2.3	The Guarantee Fee shall accrue daily and shall be computed on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed.

ARTICLE 3. PAYMENT

3.1	Guarantee Fee shall be made by wire transfer by Southwall to Teijin in US Dollars to Teijin's account No. 403-401 with The Sanwa Bank, Limited, Osaka Head Office.

3.2

Any taxes, charges, or other expenses with respect to each Guarantee Fee payment made to Teijin by Southwall shall be borne by Southwall. Nevertheless, Southwall may deduct withholding tax duly levied on Guarantee Fee payments to the extent that a tax credit will be obtained by such party under the convention for the avoidance of double taxation between the governments of U.S.A. and Japan. Southwall shall secure for Teijin a tax receipt acceptable to Japanese tax authorities for the said tax purpose and send it to Teijin within thirty (30) days after such payment.

ARTICLE 4. FINANCIAL COVENANTS

During the term of the LOAN, Southwall shall maintain the following financial covenants, as measured on a quarterly basis as of the last day of each fiscal quarter of Southwall from financial data publicly reported in Southwall's Form 10-Q and Form 10-K Reports filed with the Securities and Exchange Commission, or from supporting data for such reports:

(1)	Minimum Quick Ratio: 1.00 to 1.00

Minimum Quick Ration is defined as Cash and Equivalents plus Short Term Investments plus Accounts Receivables to Total Current Liabilities.

(2)	Minimum Tangible Net Worth: $24,000,000 and to increase annually by 50% of annual Net After Tax Profits, such increases to be cumulative. Southwall shall remain profitable in each fiscal year.

Tangible Net Worth is defined as Stockholders Equity plus Subordinated Debt minus Intangible Assets (including Goodwill, Patents and Licenses).

Net After Tax Profits is defined as Net Operating Income minus recorded Tax Provision for the period, excluding any extraordinary adjustments due to changes in accounting rules as provided by the Financial Accounting Standard Board or for recording of Net Operating Loss Carryforward or other tax assets or liabilities relating to prior year results or activities.

(3)	Maximum Debt to Tangible Net Worth ratio: 0.65 to 1.00

Debt is defined as Total Liabilities minus Subordinated Debt.

Southwall shall provide to Teijin with a quarterly certificate, signed by a responsible officer of Southwall, together with a copy of the current quarter's Form 10-Q Report, as early as reasonably possible but no later than sixty (60) days following the last day of the fiscal quarter, or following the end of Southwall's fiscal fourth quarter, a copy of the Form 10-K Report, as early as reasonably possible but no later than one hundred and twenty (120) days following the last day of the fiscal quarter.

ARTICLE 5. DEFAULT

5.1

In the event of any actual or expected default by Southwall in any payment of principal or interest on the LOAN or of any actual or expected default by Southwall in any financial covenants in ARTICLE 4, Southwall shall immediately give a written notice of such actual or expected default to Teijin. Such notice shall include detailed information on the LOAN including the payment amount and due date for the payment which is or may become in default. After receiving such notice, the parties hereto shall call a meeting and discuss the concerned matter.

5.2	If Teijin shall make a payment when due of any amount demanded by LENDER under L/G, then Teijin shall have the right to exercise any right of reimbursement, indemnity or subrogation against Southwall.

ARTICLE 6. OFFER OF COLLATERAL SECURITY

In order to secure the repayment obligation of Southwall to Teijin referred to in paragraph 5.2, Southwall shall execute and deliver to Teijin a Reimbursement and Security Agreement substantially in the form of Exhibit A attached hereto.

ARTICLE 7. VALIDITY

This Agreement shall come into effect on the day when signed by the parties hereto.

ARTICLE 8. MISCELLANEOUS

8.1	This Agreement shall be interpreted and construed in accordance with the laws of Japan.

8.2

All disputes or controversies concerning the interpretation or construction of this Agreement shall be settled amicably by the parties hereto. In the event the parties cannot reach an amicable settlement, arbitration under paragraph 13.6 of the Basic Agreement dated April 9, 1997 between Southwall and Teijin shall be the final settlement.

8.3	This Agreement shall not be assigned without the prior written consent of the other party hereto.

8.4	This Agreement shall be amended only by a written instrument signed by duly authorized representatives of both parties hereto.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and signed in their respective names by their duly authorized representatives as of the date and year first above written.

FOR SOUTHWALL TECHNOLOGIES INC.

/s/ L. Ray Christie
Name:	L. Ray Christie

Title:	Vice President, Chief Financial Officer, and Secretary

FOR TEIJIN LIMITED

/s/ Shosaku Yasui
Name:	Shosaku Yasui

Title:	Senior Managing Director
Member of the Board